Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of Veoneer, Inc. for the registration of convertible notes and to the incorporation by reference therein of our report dated February 22, 2019, with respect to the consolidated financial statements of Veoneer, Inc. included in its Annual Report (10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AB

Stockholm, Sweden

May 20, 2019